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                     April 29, 2020

       Kevin Sun
       Chief Financial Officer, Treasurer and Secretary
       DermTech, Inc.
       11099 N. Torrey Pines Road, Suite 100
       La Jolla, CA 92037

                                                        Re: DermTech, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 16,
2020
                                                            File No. 333-38118

       Dear Mr. Sun:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences